CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in Post-Effective Amendment No. 12 to the Registration Statement of Calvert World Values Fund (Calvert Capital Accumulation and Calvert World Values International Equity) (the "Funds") on Form N-1A (File Numbers 33-45829 and 811-06563) of our reports dated November 6, 1998, on our audit of the financial statements and financial highlights of the Funds, which reports are included in the Annual Report to Shareholders for the year ended September 30, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/
PricewaterhouseCoopers LLP
Baltimore, Maryland
January 27, 1999